================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       ANCHOR PACIFIC UNDERWRITERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       ANCHOR PACIFIC UNDERWRITERS, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

        [LETTERHEAD OF ANCHOR PACIFIC UNDERWRITERS, INC. APPEARS HERE]

March, 1997


Dear Shareholder:

Anchor Pacific Underwriters, Inc. completed its second year as a publicly-owned Company in 1996, and began 1997 with positive momentum in all three of our insurance operations.

Gross income decreased in 1996 compared to 1995 by 8.8%, the loss almost entirely due to a group medical insurance company's decision to withdraw from the California market and need for management to secure a replacement company to preserve as many client accounts as possible. In the process, significant income was lost due to underwriting problems and competition. However, significant income was lost due to underwriting problems and competition. However, by year-end the situation had stabilized; and, as we entered 1997, sales were again on the increase and current indications are the Company should have a significantly improved performance this year.

While our results for 1996 were negatively impacted by the above, if allowances were made for one-time, non-recurring or extraordinary charges, the Company's performance would have improved by nearly $600,000.

Currently the Company has a letter of intent outstanding to acquire an employee benefits administration firm in Fresno which will increase overall gross income by 25%. This transaction is expected to close in the 2nd Quarter.

As for the future, management continues to address the challenges of growth and diversification by continuing to evaluate business opportunities as they are presented to us. Industry contraction due to continued soft pricing will continue to affect our business. Our long-term outlook, regardless of how the insurance industry determines to price its products and services, is to establish Anchor Pacific as a premier growth company, headed by experienced, successful, professional business managers, each of whom possesses a high level of management discipline.

1997 will be our third year as a public company. Success for our Company will be earned through our ability to change at a rate that will keep us ahead of our competition, and to make ourselves more valuable to our clients and to our insurance partners in the midst of change.

We continue to adjust as a new public company; will further position ourselves for the future; and, look forward to your support as a shareholder of Anchor Pacific Underwriters, Inc.

Sincerely,

/s/ James R. Dunathan
-------------------------------------
James R. Dunathan
President and Chief Executive Officer

                  [LOGO OF ANCHOR PACIFIC GROUP APPEARS HERE]


                       ANCHOR PACIFIC UNDERWRITERS, INC.
                         1800 SUTTER STREET, SUITE 400
                           CONCORD, CALIFORNIA 94520


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, MAY 13, 1997


          The Annual Meeting of Stockholders of Anchor Pacific Underwriters, Inc. (the "Company" or "Anchor") will be held at the Concord Hilton, 1970 Diamond Boulevard, Concord, California, on May 13, 1997, at 10:00 a.m. for the following purposes:

          1. To elect ten directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until the 1998 Annual Meeting.

          2. To amend Article Fourth of the Company's Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock from 8,000,000 shares to 16,000,000 shares, and (ii) increase the number of authorized shares of Preferred Stock from 500,000 shares to 2,000,000 shares.

          3. To ratify the appointment of Odenberg, Ullakko, Muranishi & Co. as independent auditors of the Company.

          4. To transact such other business as may properly come before the meeting.

          Only stockholders of record at the close of business on March 14, 1997, are entitled to vote at this meeting and any adjournment or postponement thereof. The meeting will be open to stockholders of record, proxyholders and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

          A copy of the Company's Annual Report for the fiscal year ended December 31, 1996, containing financial statements, is included with this mailing.


                                    By Order of the Board of Directors,



                                    /s/ Earl Wiklund
                                    ----------------
                                    Earl Wiklund,
                                    Secretary
Concord, California
March 24, 1997


          PLEASE USE THE ENCLOSED STAMPED ENVELOPE TO RETURN YOUR PROXY. RETURNING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE WILL HELP YOUR COMPANY ASSURE A QUORUM AND AVOID ADDITIONAL EXPENSE FOR PROXY SOLICITATION.

                       ANCHOR PACIFIC UNDERWRITERS, INC.
                         1800 SUTTER STREET, SUITE 400
                           CONCORD, CALIFORNIA 94520

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1997


          The enclosed proxy is solicited on behalf of the Board of Directors of Anchor Pacific Underwriters, Inc. (the "Company" or "Anchor"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. at the Concord Hilton, 1970 Diamond Boulevard, Concord, California, on May 13, 1997, and at any adjournment or postponement thereof. Only holders of the Company's common stock of record on March 14, 1997, will be entitled to vote. At the close of business on the record date, there were approximately 4,496,733 shares of the Company's common stock outstanding.

          Holders of common stock are entitled to one vote for each share held, except each stockholder has cumulative voting rights for the election of directors under California law applicable to the Company. Cumulative voting rights entitle each stockholder to cast that number of votes which equals the number of shares held by such stockholder multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or
she chooses.   No stockholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such stockholder) unless such candidate's or candidates' name(s) have been placed in nomination prior to the voting, and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate votes. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. An opportunity will be given at the meeting prior to the voting for any stockholder who desires to do so to announce his or her intention to cumulate his or her votes. The proxyholders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy.

          The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting of Stockholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. A proxy may be revoked by filing with the Secretary of the Company prior to the meeting, an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and electing to vote in person.

          The shares represented by a duly executed and unrevoked proxy in the form accompanying this Proxy Statement will be voted in accordance with the specifications contained therein, and in the absence of specifications will be voted FOR the nominees for directors named herein, the approval to amend Article Fourth of the Company's Certificate of Incorporation to (i) increase the authorized shares of Common Stock from 8,000,000 to 16,000,000 shares, and (ii) increase the authorized shares of Preferred Stock from 500,000 to 2,000,000 shares, the ratification of the appointment of Odenberg, Ullakko, Muranishi & Co. ("Odenberg") as independent auditors of Company, and according to the discretion of the proxyholders on any other matters that properly come before the meeting.

          This Proxy Statement and the accompanying proxy were first sent to stockholders on approximately April 11, 1997. The cost of this solicitation is being borne by Anchor. Anchor may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited personally or by telephone, facsimile or telegram, by certain of Anchor's directors, officers and regular employees, without additional compensation.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Subject to Securities and Exchange Commission ("SEC") regulations, proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Secretary of Anchor not later than December 5, 1997 to be included in the 1998 Proxy Statement.

OUTSTANDING VOTING SECURITIES

  Only stockholders of record at the close of business on March 14, 1997 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 4,496,733 shares of common stock. Each share entitles the holder thereof to one vote.

PRINCIPAL STOCKHOLDERS

  The following table shows the name, address, number of shares held, and percentage of shares held as of March 14, 1997, by each person or entity known to Anchor to be the beneficial owner of more than five percent of the Company's common stock.

NAME AND ADDRESS                        AMOUNT AND NATURE OF       PERCENT
                                             OWNERSHIP            OF CLASS
==========================================================================
James R. Dunathan                            268,304 /1//             5.89%
1800 Sutter Street, Suite 400
Concord, CA  94520
==========================================================================
Donald B. Putnam                             586,588 /2//            12.80%
1800 Sutter Street, Suite 500
Concord, CA 94520
==========================================================================
James P. Wieking                             484,078 /3//            10.63%
1800 Sutter Street, Suite 500
Concord, CA 94520
==========================================================================
Earl Wiklund                                 222,796 /4//             4.89%
1800 Sutter Street, Suite 400
Concord, CA 94520
==========================================================================
Guarantee Life Insurance Company             672,444 /5//            14.95%
8001 Indian Hills Drive
Omaha, Nebraska   68114
==========================================================================

1/  Includes 210,954 shares of common stock, 55,350 shares of common stock
--
issuable upon the exercise of stock options, and 2,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share. Mr. Dunathan has sole dispositive power over such shares of common stock.


2/  Includes 499,013 shares of common stock, 26,000 shares of common stock
--
issuable upon the exercise of stock options, 24,242 shares of common stock issuable upon conversion of certain debentures at a conversion price equal to $1.65 per share, 4,000 shares of common stock issuable upon the conversion of warrants at a purchase price equal to 1.35 per share, and 33,333 shares of common stock issuable upon conversion of warrants at a purchase price equal to $0.90 per share. Mr. Putnam shares voting power over such shares of common stock with Alexandra Putnam, his wife, as co-trustee of a revocable living trust.


3/  Includes 426,301 shares of common stock, 26,000 shares of common stock
--
issuable upon the exercise of stock options, 4,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share, and

27,777 shares of common stock issuable upon conversion of warrants at a purchase price equal to $0.90 per share. Mr. Wieking has sole dispositive power over such shares of common stock.


4/  Includes 158,130 shares of common stock, 46,000 shares of common stock
--
issuable upon the exercise of stock options, 2,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share, and 16,666 shares of common stock issuable upon conversion of warrants at a purchase price equal to $0.90 per share. Mr. Wiklund has sole dispositive power over such shares of common stock.


5/  Guarantee Life Insurance Company has sole dispositive power over such shares
--
of common stock.

1.  ELECTION OF DIRECTORS


       As set by the Board of Directors pursuant to the Bylaws of Anchor, the authorized number of directors to be elected is ten. Directors will hold office from the time of their election until the next Annual Meeting of Stockholders and until successors are elected and qualified. The ten nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, shall be elected as directors. Only votes cast FOR a nominee will be counted in determining whether that nominee has been elected as a director. A stockholders may withhold authority from the proxyholders to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.


       The following ten persons have been selected by the Board of Directors as nominees for election to the Board: James R. Dunathan, Earl Wiklund, Audie J. Dudum, Steven A. Gonsalves, Lawrence A. Hayes, R. William MacCullough, Donald B. Putnam, Michael R. Sanford, Gordon M. Silverstein and James P. Wieking. All of the nominees are incumbent directors. If any of the nominees should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the proxyholders may in their discretion determine. Shares represented by the enclosed proxy will be voted FOR the election of these nominees, unless authority to vote for one or more nominees is withheld.


       The experience and background of each of the nominees are set forth below.

                               YEAR FIRST
                               ELECTED OR
                              APPOINTED AS
NAME                   AGE      DIRECTOR     POSITIONS WITH ANCHOR
====================================================================
James R. Dunathan       60        1987        President and Chief
                                              Executive Officer
                                              since 1987 and a
                                              Director
====================================================================
Earl Wiklund            49        1987        Senior Vice
                                              President, Chief
                                              Financial Officer and
                                              Secretary since 1987
                                              and a Director
====================================================================
Audie J. Dudum          64        1987        Chairman of the Board
                                              since November 30,
                                              1994 and a Director
====================================================================
Steven A. Gonsalves     42        1993        Director
====================================================================
Lawrence A. Hayes       42        1996        Director
====================================================================
R. William MacCullough  55        1987        Director
====================================================================
Donald B. Putnam        64        1994        Director
====================================================================
Michael R. Sanford      56        1987        Director
====================================================================
Gordon M. Silverstein   52        1997        Director
====================================================================
James P. Wieking        65        1994        Director
====================================================================


  JAMES R. DUNATHAN, President, Chief Executive Officer and Director. Mr. Dunathan has over 38 years of experience in the insurance industry, including eight years as an officer of an Ohio insurance company, 12 years as President of an independent insurance holding company in Florida, seven years as Vice President and General Manager of an insurance system software vendor and several years as a sales and marketing consultant. He joined Harden in 1985 and initiated the formation of Anchor in late 1986. Mr. Dunathan served as a member of the Board of Directors of the Professional Insurance Agents Association for 11 years and as President of such Association from 1975 to 1976. Currently Mr. Dunathan serves on the Business Leaders Alliance for Contra Costa County, appointed by the Board of Supervisors. Mr. Dunathan completed his undergraduate studies at Ohio State University in 1954; and served actively in the U.S. Navy until 1960 as a naval aviator while he continued graduate work at the U.S. Armed Forces Institute in Japan. His family has been involved in the insurance industry since 1880.

  EARL WIKLUND, Senior Vice President, Chief Financial Officer, Secretary and Director. Mr. Wiklund is also the Chief Executive Officer of the Company's Harden and BRI subsidiaries. He has over 25 years of experience in various operational, administrative and financial management positions. Prior to joining Harden in 1984, Mr. Wiklund's career included 10 years as Controller/Treasurer of a retail chain of 165 stores in five western states with $100 million in annual sales. In addition, he was Managing Director of a large statewide non-profit trade association, representing the interests of its members at the California State Legislature. Most recently he served as Treasurer for the Independent Administrators Association, as member of the Legislative Committee, as well as member of the Board of Directors of such Association. Mr. Wiklund graduated from California State University, Sacramento, with a B.S. degree and received his M.B.A. at St. Mary's College.
He also serves as Chairman of the Company's Audit, Budget & Finance Committee.

  AUDIE J. DUDUM, Chairman of the Board. Mr. Dudum is President (since 1969) of Ramallah, Inc., a manufacturer and distributor of linens and domestics with customers throughout the Western United States and Hawaii. Mr. Dudum has also been actively involved in the Ramallah Federation, a national organization founded as a coalition of immigrants from the Middle East to offer financial, educational and political assistance to such immigrants. For nearly 20 years he has served, both nationally and regionally, as a Board member of the Ramallah Federation and was its President in 1983. Mr. Dudum attended City College of San Francisco.

  STEVEN A. GONSALVES, Director.  Mr. Gonsalves is the President of Gonsalves &
Santucci, Inc.   Gonsalves & Santucci, Inc. is involved in commercial and
residential concrete construction, steel reinforcing and concrete pumping in the greater San Francisco Bay Region. In addition, he serves as President and Chief Executive Officer of Reliable Trucking, Inc. Mr. Gonsalves attended Utah State University. He also serves as Chairman of the Company's Compensation and Personnel Committee.

  LAWRENCE A. HAYES, Director. Mr. Hayes is Senior Advisor of Hoefer & Arnett, an investment banking firm in San Francisco. Prior to joining Hoefer & Arnett in 1996, his career included positions such as Senior Advisor of Bentley Associates L.P., Director in the Financial Services Industry Group of Prudential Securities, and Senior Vice President overseeing the Insurance Ratings Group of Standard and Poor's. Mr. Hayes received a B.S. degree in Business Administration from Northeastern University and holds an M.B.A. from Babson College. Mr. Hayes is a Chartered Financial Analyst.

  R. WILLIAM MACCULLOUGH, Director. Since 1994, Mr. MacCullough has been a Vice President with the Bank of Oakland. He has over 29 years of experience in the financial services industry in the San Francisco Bay Area. His career includes various positions at Bank of America, Barclay's Bank, Meridian National Bank and the Firemen's Fund Insurance Company. Prior to his current position, he was Senior Credit Administrator for Fireman's Fund Insurance Company from 1991 to 1994.

  DONALD B. PUTNAM, CPCU, Director. Mr. Putnam is Chairman of the Executive Committee of PKW. An insurance professional with over 38 years of experience, Mr. Putnam has been actively involved as a director or officer of many California insurance associations and served as Director of the National Association of Insurance Brokers (NAIB) and Intersure, an international affiliation of insurance brokers. He also recently served as Chairman of the NAIB-PAC. Mr. Putnam is a Business School graduate from the University of California, Berkeley.

  MICHAEL R. SANFORD, Director. Since 1991, Mr. Sanford has been the President and Chief Executive Officer of the Bank Oakland. He has over 30 years of experience in the banking industry. His career includes serving as President and Chief Executive Officer of Meridian National Bank and director of the Alex Brown Financial Group.

  GORDON M. SILVERSTEIN, Director. Mr. Silverstein is the Founder and President (since 1985) of Triad Financial Insurance Marketing, Inc. ("Triad"), a domestic and international marketing company specializing in life, group medical and disability insurance products located in Los Angeles. From 1967, and prior to forming Triad in 1985, Mr. Silverstein was with Fireman's Fund Insurance Company and Northwestern Life Insurance Company in regional sales and management positions. In 1979, he purchased and operated a property and casualty brokerage which he sold in 1985 to form Triad. Mr. Silverstein attended California State University at Northridge where he majored in Business.

  JAMES P. WIEKING, Director. Mr. Wieking is the Executive Vice President of PKW. He has been active in the insurance business for 39 years. Mr. Wieking was formerly the owner of Wieking, Connolly & Associates in Oakland, which merged with PKW in 1983. Mr. Wieking has been involved in various civic and professional associations and has served as a Board member of the Pacific Network Group and the Independent Insurance Agents Association. He is a graduate of the University of California, Berkeley.

  No director of Anchor holds a directorship in any company (other than Anchor) with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. No director or executive officer of Anchor has a family relationship to another director or executive officer of Anchor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Anchor's directors and executive officers, and any person who owns more than ten percent of Anchor's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Anchor's common stock. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish Anchor with copies of all Section 16(a) forms they file. To Anchor's knowledge, based solely on review of the copies of such reports furnished to Anchor and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all such persons required to file reports were in compliance with the applicable Section 16(a) filing requirements.

STOCK OWNERSHIP TABLE

  The table below indicates the number of shares of Anchor's common stock beneficially owned as of March 14, 1997, by current directors, the nominees nominated by the Board of Directors for election as directors, by each of the executive officers listed in the Summary Compensation Table, and by all directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon information furnished by the respective individuals.

===========================================================================================
                       DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS
---------------------------------------------------------------------------
NAME                         COMMON STOCK BENEFICIALLY OWNED        PERCENT
                                  AS OF MARCH 14, 1997             OF CLASS
---------------------------------------------------------------------------
Audie J. Dudum /1//                       80,814                       1.78%
James R. Dunathan /2//                    268,304                      5.89%
Steven A. Gonsalves /3//                  213,979                      4.67%
Lawrence A. Hayes /4//                    89,074                       1.97%
R. William MacCullough /5//               180,100                      3.93%
Donald B. Putnam /6//                     586,588                     12.80%
Michael R. Sanford /7//                   116,590                      2.57%
Gordon M. Silverstein /8//                27,121                       0.61%
James P. Wieking /9//                     484,078                     10.63%
Earl Wiklund /10//                        222,796                      4.89%

All directors and executive             2,269,444                     45.43%
 officers as a group
===========================================================================


1/  Includes 44,814 shares of common stock and 36,000 shares of common stock
--
issuable upon the exercise of stock options.

2/  Includes 210,954 shares of common stock, 55,350 shares of common stock
--
issuable upon the exercise of stock options, and 2,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share.

3/  Includes 132,424 shares of common stock, 16,000 shares of common stock
--
issuable upon the exercise of stock options, 10,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share, and 55,555 shares of common stock issuable upon conversion of warrants at a purchase price equal to $0.90 per share.

4/  Includes 74,074 shares of common stock and 15,000 shares of common stock
---
issuable upon the exercise of stock options.

5/  Includes 144,100 shares of common stock and 36,000 shares of common stock
--
issuable upon the exercise of stock options.

6/  Includes 499,013 shares of common stock, 26,000 shares of common stock
--
issuable upon the exercise of stock options, 24,242 shares of common stock issuable upon conversion of certain debentures at a conversion price equal to $1.65 per share, 4,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share, and 33,333 shares of common stock issuable upon conversion of warrants at a purchase price equal to $0.90 per share.

7/  Includes 80,590 shares of common stock and 36,000 shares of common stock
--
issuable upon the exercise of stock options.

8/  Includes 15,000 shares of common stock issuable upon the exercise of stock
--
options and 12,121 shares of common stock issuable upon conversion of certain debentures at a conversion price equal to $1.65 per share.

9/  Includes 426,301 shares of common stock, 26,000 shares of common stock
--
issuable upon the exercise of stock options, 4,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share, and 27,777 shares of common stock issuable upon conversion of warrants at a purchase price equal to $0.90 per share.

10/  Includes 158,130 shares of common stock, 46,000 shares of common stock
---
issuable upon the exercise of stock options, 2,000 shares of common stock issuable upon conversion of warrants at a purchase price equal to $1.35 per share, and 16,666 shares of common stock issuable upon conversion of warrants at a purchase price equal to $0.90 per share.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors held 11 regularly scheduled or special meetings during the fiscal year ended December 31, 1996 (the "Fiscal Year"). Each current member of the Board of Directors nominated for election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he served during the Fiscal Year. The Board of Directors has two standing committees: (1) the Audit, Budget and Finance Committee; and (2) the Compensation and Personnel Committee. The full Board of Directors considers and nominates individuals for election as Directors.

  Audit, Budget and Finance Committee

  The Audit, Budget and Finance Committee ("Audit Committee"), currently comprised of Earl Wiklund, Chairman, R. William MacCullough, Audie J. Dudum, James R. Dunathan, Michael Sanford, Mary Peixoto Myers (ex-officio) and Susan Sula (ex-officio) held 3 meetings during the Fiscal Year. Members are appointed annually by the full Board. The functions of the Audit Committee include review of internal controls of Anchor, legal and accounting compliance generally, and the sufficiency of Anchor's financial reporting. In connection with these reviews it can meet alone with appropriate Anchor financial and legal personnel as well as with the independent auditors, who have free access to the Audit Committee at any time. Anchor's Accounting/Finance Departments, report directly to the Chairman of the Audit Committee and serve as staff functions for the Audit Committee. The Audit Committee recommends to the Board for its approval and for ratification by the stockholders the engagement of the independent auditors to serve the following year in examining the accounts of Anchor. The Audit Committee also annually reviews the independence of the independent auditors as a factor in these recommendations.

  Compensation and Personnel Committee

  The Compensation and Personnel Committee ("Compensation Committee") is currently comprised of Steven A. Gonsalves, Chairman, Audie J. Dudum, James R. Dunathan and Carol Haynosch (ex-officio). Members are appointed annually by the full Board. The Compensation Committee reviews, in consultation with management, existing and proposed compensation plans, programs and arrangements for officers of Anchor. The Compensation Committee, upon recommendations of management, grants stock options to key employees, including officers and members of the Board who are employees of Anchor. During 1996, the Compensation Committee did not meet.

  Directors' Fees and Expenses

  Directors of Anchor do not receive any fees for their service as Board or Committee members. Anchor reimburses reasonable out-of-pocket expenses incurred by Directors performing services for Anchor.

  Pursuant to a nondiscretionary formula set forth in the 1994 Company's Stock Option Plan, non-employee Directors receive stock options covering 15,000 shares upon their initial election to the Board (the "Initial Grant"), and automatically receive supplemental options covering 1,000 shares on each subsequent re-election (the "Annual Grant"). The Initial Grant and Annual Grant are cumulatively exercisable to the extent of 25% of the shares subject to the option on the first, second, third and fourth anniversaries of the date of grant, becoming 100% exercisable on the fourth anniversary of the date of grant. Each such option is granted with an exercise price at fair market value on the date of grant (or 110% of fair market value in the case of an optionee who owns stock representing more than 10% of the total combined voting power of all classes of the stock of Anchor). These options expire on the earlier of ten years from the grant date or thirty months following termination of the Director's tenure on the Board.

EXECUTIVE COMPENSATION

  The following table shows for the fiscal years ended December 31, 1996, 1995 and 1994, the compensation paid to the executive officers of Anchor and to the executive officers of its subsidiary, PKW, who performed significant policy making functions for Anchor, whose aggregate salaries and bonuses exceeded $100,000.

                              SUMMARY COMPENSATION TABLE
===================================================================================
                                 ANNUAL COMPENSATION
-----------------------------------------------------------------------------------
                                                                    ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY ($) /1//     COMPENSATION ($)
-----------------------------------------------------------------------------------
James R. Dunathan                   1996          $137,237        $13,871 /2//
 President and Chief                1995           137,237         15,596 /2//
 Executive Officer                  1994           132,494         14,263 /2//

Earl Wiklund                        1996           112,311              -
 Senior Vice President,             1995           112,861              -
 Chief Financial Officer and        1994           101,235              -
 Secretary

Donald B. Putnam                    1996            99,999              -
 Chairman of the Executive          1995           106,105              -
 Committee of PKW                   1994           106,644              -

James P. Wieking                    1996           125,679              -
 Executive Vice President of PKW    1995           125,387              -
                                    1994           125,894              -
===================================================================================

1/  Includes compensation earned and received by the named persons, as well as
-
amounts earned but deferred at the election of such persons pursuant to Anchor's 401(k) Plan.

2/  Represents amount paid to Mr. Dunathan for commissions related to certain of
-
Mr. Dunathan's insurance brokerage clients.

====================================================================================================================================

                                             OPTION/SAR GRANTS IN THE LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------------------
NAME                             NUMBER OF SECURITIES          % OF TOTAL OPTIONS/SARS          EXERCISE
                                 UNDERLYING NUMBER OF          GRANTED TO EMPLOYEES IN          PRICE PER          EXPIRATION
                               OPTIONS/SARS GRANTED /1//             FISCAL YEAR                  SHARE               DATE
-------------------------------------------------------------------------------------------------------------------------------
James R. Dunathan                      1,000                           2.6%                         $1.60            6/24/06

Earl Wiklund                           1,000                           2.6%                         $1.45            6/24/06

Donald B. Putnam                       1,000                           2.6%                         $1.60            6/24/06

James P. Wieking                       1,000                           2.6%                         $1.60            6/24/06
===============================================================================================================================


1/ Each option has a ten-year term but is subject to earlier termination upon the optionee's termination of employment, death or disability as provided in the 1994 Stock Option Plan and the optionee's option agreement. The exercise price may be paid in cash or in shares. Withholding taxes due on exercise may be paid in cash, with previously owned shares, or by having shares withheld. All options become exercisable in 25% increments on June 24, 1997, 1998, 1999 and 2000, respectively.

=========================================================================================================
                           AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                                 AND FISCAL YEAR-END OPTION/SAR VALUES /1//
---------------------------------------------------------------------------------------------------------
NAME                   NUMBER OF SECURITIES UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-MONEY
                                 OPTIONS/SARS AT 12/31/96                   OPTIONS/SARS AT 12/31/96

                             (EXERCISABLE)     (UNEXERCISABLE)          (EXERCISABLE)     (UNEXERCISABLE)
---------------------------------------------------------------------------------------------------------
James R. Dunathan             54,350                1,000                   $0                   $0

Earl Wiklund                  45,000                1,000                   $0                   $0

Donald B. Putnam              25,000                1,000                   $0                   $0

James P. Wieking              25,000                1,000                   $0                   $0
=========================================================================================================

1/ No options were exercised during 1996. Anchor's 1994 Sock Option Plan does not provide for stock appreciation rights ("SARs"). The dollar value reported in the table was determined by multiplying the average of the high and low bid prices on the OTC Bulletin Board of Anchor's common stock on December 31, 1996 by the number of shares subject to the options minus the aggregate exercise price.


EMPLOYMENT AGREEMENT WITH JAMES R. DUNATHAN

   Effective August 1, 1994, and amended as of December 19, 1994, Anchor entered into a five-year employment agreement with James R. Dunathan, President and Chief Executive Officer of Anchor, which provides for a base salary of $128,000 per year (subject to increase from time to time based upon personal and company performance as determined by the Board of Directors). In addition, the agreement provides that Mr. Dunathan is entitled to participate in all other employee benefit plans generally available to Anchor's other executive and managerial employees, that he will receive as incentive compensation an annual bonus equal to 4% of Anchor's "operating results" (as such term is defined in the agreement). Pursuant to the agreement, in 1994, Mr. Dunathan was granted options to purchase 19,350 shares of Anchor common stock at an exercise price of $1.50, at the time of grant. He is also entitled to an automobile allowance, currently set at $9,237 per year. The agreement also provides that: (a) in the event that Mr. Dunathan resigns by giving Anchor three months' prior notice of resignation, he will be entitled to receive three months base salary; and (b) if Anchor terminates the employment agreement for any reason other than for cause or if Mr. Dunathan becomes permanently disabled, Anchor will pay to Mr. Dunathan an amount equal to twelve months salary at Mr. Dunathan's then current rate of compensation and will continue, for a period of twelve months from termination, all benefits and allowances (other than the automobile allowance) to which Mr. Dunathan would otherwise be entitled had the agreement not been terminated, except that if Mr. Dunathan is permanently disabled, Anchor's obligations to pay said amounts will be reduced by any disability insurance payments made to Mr. Dunathan during said twelve-month period.

THE 1994 STOCK OPTION PLAN (THE "1994 PLAN")

  STOCK OPTION PLAN. On December 5, 1994, the Board of Directors of Anchor adopted Anchor Pacific Underwriters, Inc. 1994 Stock Option Plan (the "1994 Plan") in order to attract and retain the best available personnel for positions of substantial responsibility, to attract and retain qualified individuals to serve as non-employee directors of Anchor, and to provide additional incentive to the employees, consultants and non-employee directors of Anchor and its affiliates, by encouraging them to acquire a proprietary interest in Anchor, and in general, to promote the success of Anchor's business. The stockholders approved the 1994 Plan on December 19, 1994.

  SHARES SUBJECT TO THE 1994 PLAN. The aggregate number of shares that are available for issuance pursuant to the exercise of options granted under the 1994 Plan may not exceed 700,000 shares of common stock, as adjusted for changes in capitalization. Should any option granted under the 1994 Plan expire or become unexercisable for any reason without having been exercised in full, the shares subject to the portion of the option not so exercised will become available for subsequent option grants. The 1994 Plan permits shares which have been withheld by Anchor from the shares otherwise due upon exercise of the option to satisfy applicable withholding taxes and shares which have been delivered by the optionee upon exercise of an option to pay the option exercise price and/or applicable withholding taxes, to become available under the 1994 Plan for future grants of options.

  ADMINISTRATION. The 1994 Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors. The Board has delegated its authority to administer the 1994 Plan to the Compensation and Personnel Committee (the "Committee"). Options granted to certain persons who are subject to the provisions of Section 16 of the Exchange Act may be granted only by a committee composed of directors who are considered "disinterested persons" as such term is defined in Rule 16b-3 promulgated by the SEC.

  The Committee has full authority, subject to the provisions of the 1994 Plan, to determine the individuals who are eligible to receive options under the 1994 Plan, the number of shares to be covered by each granted option, the date or dates upon which the option is to become exercisable and the maximum term for which the option is to remain outstanding. The Committee also has the authority to determine whether the granted option is to be a nonstatutory option ("Nonstatutory Option") or an incentive stock option ("Incentive Option") under the federal tax laws and to establish the rules and regulations for proper plan administration. See "--Federal Tax Consequences", below. The Committee also has the authority to cancel outstanding options granted under the 1994 Plan, with the consent of the optionee, and to issue replacement options for such canceled options. Only the full Board of Directors may administer the 1994 Plan with respect to the automatic grant of options to non-employee directors.

  ELIGIBILITY. The Committee may grant discretionary options under the 1994 Plan only to employees or consultants of Anchor or its affiliates. There are currently approximately 115 employees of Anchor and its subsidiaries who are eligible for the discretionary grant of options. Only non-employee directors of Anchor are eligible to receive nondiscretionary grants of options pursuant to the formula provisions contained in Section 5 of the 1994 Plan. There are currently 6 non-employee directors eligible for non-discretionary options.

  No options were exercised by the directors or executive officers of Anchor during Anchor's last fiscal year. As of March 14, 1997 there were 570,750 options to purchase shares of Anchor common stock outstanding.

  Except with respect to options to be granted to non-employee directors, the amount of options that will be granted in the future is not presently determinable. The following table sets forth options that were granted under the 1994 Plan during 1996. All of such options have an exercise price equal to 100% of the fair market value of Anchor common stock as of the date of grant (except for options granted to persons who own stock possessing more than 10% of the voting power of Anchor's common stock, which have an exercise price equal to 110% of the fair market value as of the date of grant). Options granted in 1996 are exercisable in 25% increments in 1997, 1998, 1999 and 2000, respectively. All of such options have a term of 10 years.

===============================================================================================
                                           1994 PLAN
-----------------------------------------------------------------------------------------------
NAME & POSITION                           EXERCISE PRICE            NUMBER OF SHARES
-----------------------------------------------------------------------------------------------
Employee Directors:
James R. Dunathan
  President and Chief Executive Officer            $1.60                  1,000

Earl Wiklund
  Senior Vice President, Chief                     $1.45                  1,000
   Financial Officer and Secretary

Donald B. Putnam                                   $1.60                  1,000
  Chairman of the Executive Committee
   of PKW
                                                   $1.60                  1,000
James P. Wieking
  Executive Vice President of PKW

Non-Employee Directors:                            $1.63                  5,000 (1,000 each to
                                                                          5 directors)

                                                   $1.45                 15,000 (to one
                                                                         director)

All Employees (including employees who             $1.63                 20,500
 are also officers):                               $1.50                  8,500
                                                   $1.45                  9,200

Consultants:                                        N/A                   -0-
===============================================================================================

  EXERCISE PRICE AND EXERCISABILITY. The Committee has the authority to determine the term of each option granted under the 1994 Plan. The maximum period during which any option may remain exercisable may not exceed ten years, an Incentive Option granted to a participant who owns stock possessing more than 10% of the voting power of Anchor's common stock, may not have a term longer than five years from the date of grant. Options issued under the 1994 Plan may either be immediately exercisable for the full number of shares purchasable thereunder or may become exercisable in cumulative increments over a period of months or years as determined by the Committee; provided, however, that no option may vest at a rate of less than 20% of the shares subject to the option per year during the five year period from the date of grant.

  The exercise price of options may not be less than 85% of the fair market value of Anchor's common stock on the date of grant; provided, however, that the exercise price of options granted to non-employee directors may not be less than 100% of the fair market value of Anchor's common stock on the date of grant, and provided further that the exercise price of an option granted to a participant who owns stock possessing more than 10% of the voting power of Anchor's common stock may not be less than 110% of the fair market value of the stock on the date of grant.

  The exercise price may be paid in cash or in shares of Anchor common stock valued at fair market value on the exercise date. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm would effect an immediate sale of the shares purchased under the option and pay to Anchor, out of the sales proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus applicable withholding taxes. For purposes of establishing the exercise price and for all other valuation purposes under the 1994 Plan, the fair market value per share of Anchor common stock on any relevant date will mean, where there is a public market for Anchor's common stock, the mean of the bid and asked prices (or the closing price if listed on a stock exchange or The Nasdaq National Market) of Anchor's common stock for the date of grant, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by The Nasdaq Stock Market, the National Quotation Bureau or Anchor's primary market maker). If such information is not available for the date of grant, then such information for the last preceding date for which such information is available will be considered as the fair market value. If there is no public market for Anchor's common stock, the fair market value thereof shall be determined by the Committee.

  Only Nonstatutory Options may be automatically granted to eligible non-employee directors. Each such option will have a ten year term and will be cumulatively exercisable to the extent of 25% of the shares subject to the option on the first, second, third, and fourth anniversaries of the date of grant, becoming 100% exercisable on the fourth anniversary of the date of grant, except for the first Initial Grant, as defined below, made on June 20, 1995 which are immediately exercisable.

  In order to satisfy applicable withholding taxes that arise upon exercise of a Nonstatutory Option, optionees may elect to deliver to Anchor, or have Anchor withhold from the shares otherwise due, a sufficient number of shares having an aggregate fair market value equal to the tax due, in compliance with rules and procedures established by the Committee.

  OPTIONS GRANTED TO NON EMPLOYEE DIRECTORS

  The formula provisions of the 1994 Plan provide that upon the issuance of a permit from the California Department of Corporations (the "Permit"), each non-employee director of Anchor who held options under certain predecessor plans of Anchor would receive an option to purchase 35,000 shares of Anchor common stock, each non-employee director who did not hold options under certain predecessor plans of Anchor world receive an option to purchase 15,000 shares of Anchor common stock, and thereafter each non-employee director who is first elected or appointed to the Board of Directors of Anchor will receive an option to purchase 15,000 shares of Anchor common stock (each an "Initial Grant"). Each non-employee director who is thereafter re-elected to the Board of Directors shall receive an additional option to purchase 1,000 shares of Anchor common stock (an "Annual Grant") immediately following the stockholders' meeting at which such
director was elected.   Notwithstanding the foregoing, the aggregate amount of
common stock to be subject to all options granted to non-employee directors may not exceed 50% of the number of shares reserved under the 1994 Plan (as adjusted for changes in capitalization), plus shares underlying expired or terminated options which become available for subsequent option grants.

  STOCKHOLDER RIGHTS AND TRANSFERABILITY OF OPTIONS

       No optionee is to have any stockholder rights with respect to his or her option shares until such optionee has exercised the option and paid the exercise price. Options are not assignable or transferable other than by will or by the laws of inheritance, and may be exercised, during the optionee's lifetime, only by the optionee.

  TERMINATION OF EMPLOYMENT, CONSULTING OR DIRECTOR STATUS

          If an optionee's employment or status as a consultant is terminated due to the optionee's disability or death, the optionee, or the optionee's estate, as applicable, may, within twelve months (or such longer period of time as the Committee may determine) following the date of such termination, exercise the option to the extent the option was exercisable at the date of termination. If termination of employment or consultant status occurs for any reason other than disability or death, the optionee may, within three months (or such longer period of time as the Committee may determine) after the date of such termination, exercise the option to the extent the optionee was entitled to exercise the option at the date of termination; provided that if such termination was for "cause" (as such term is defined in the 1994 Plan), such optionee may, only within 30 days after the date of such termination, exercise the option to the extent the optionee was entitled to exercise the option at the date of termination. The foregoing date of exercise may in no event be after the expiration of the term of the option. To the extent the option is not exercised within such periods described above the option will terminate.

  Notwithstanding the above, if an employee-director's tenure on the Board is terminated for any reason other than death or disability or removal from office, and at the same time, such employee-director's employment is terminated for any reason other than death or disability or cause, then such employee-director may, within two and one-half years following such termination, exercise the option to the extent such option was exercisable by the employee-director on the date of such termination; provided the date of exercise is in no event after the expiration of the term of the option. If an employee-director's tenure on the Board is terminated for any reason other than death or disability or removal from office, and if such employee-director remains an employee of Anchor after his or her tenure on the Board is terminated, then his or her options shall continue to be governed by the terms of his or her option agreement and, the provisions described above relating to termination of employment for reasons other than death, disability or cause will govern the period in which he or she must exercise the option.

  If a non-employee director ceases to be a director of Anchor due to his or her disability or death, the optionee, or the optionee's estate, as applicable, may, within twelve months following the date of such death or disability, exercise the option to the extent the option was exercisable at the date of such death or disability; provided that the date of exercise may in no event be after the expiration of the term of the option. If the option is not exercised within such time period, the option will terminate. If a non-employee director ceases to be a director of Anchor for any reason other than disability or death, the optionee may, within two and one-half years after the date of termination of director status, exercise the option to the extent the optionee was entitled to exercise the option at the date of termination; provided that if a non-employee director ceases to be a director of Anchor or any of its affiliates because he or she is removed from office in accordance with applicable corporate law, such non-employee director may, only within 30 days after the date of such removal, exercise the option to the extent the non-employee director was entitled to exercise the option at the date of termination; provided further that the date of exercise may in no event be after the expiration of the term of the option.

  ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR OTHER CORPORATE EVENT

  Subject to any required action by the shareholders of Anchor, the number of shares of Anchor common stock covered by each outstanding option, and the number of shares of Anchor common stock which have been authorized for issuance under the 1994 Plan but as to which no options have yet been granted, as well as the price per share of Anchor common stock covered by each such outstanding option, will be proportionately adjusted for any change in the outstanding shares of Anchor common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Anchor common stock, or any other change in the outstanding Anchor common stock as a class effected without receipt of consideration by Anchor; provided, however, that conversion of any convertible securities of Anchor will not be deemed to have been "effected without receipt of consideration." Such adjustment will be made by the Board of Directors, whose determination in that respect will be final, binding and conclusive. Upon the dissolution or liquidation of Anchor, options then outstanding under the 1994 Plan shall terminate. Upon the sale of Anchor, or a merger or consolidation in which Anchor is not the surviving entity, outstanding options will terminate shortly before consummation of the transaction, unless the successor has agreed to assume outstanding options or to substitute equivalent options to purchase its shares of stock.

  AMENDMENT AND TERMINATION OF THE 1994 PLAN

  The 1994 Plan will terminate on December 5, 2004, unless sooner terminated by the Board of Directors. The Board of Directors may amend or terminate the 1994 Plan from time to time as the Board of Directors deems advisable, except that the formula provisions of Section 5 of the 1994 Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code. No such amendment or termination will affect outstanding options without the consent of the affected optionees.

  The Board of Directors may not, without the approval of Anchor's stockholders (to the extent such stockholder approval is required by Rule 16b-3, the Internal Revenue Code, or other applicable law), amend the 1994 Plan in a manner which would: (a) materially increase the benefits accruing to participants under the 1994 Plan; (b) increase the number of shares which may be issued under the 1994 Plan; or (c) materially modify the requirements as to eligibility for participation in the 1994 Plan.

  FEDERAL TAX CONSEQUENCES

  Options granted under the 1994 Plan may be either Incentive Options which satisfy the requirements of Section 422 of the Internal Revenue Code or Nonstatutory Options which do not meet such requirements. The federal income tax treatment for the two types of options differs as follows:

  Incentive Options.  No taxable income is recognized by an optionee at the time
  -----------------
of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the Anchor common stock received upon the exercise of an Incentive Option over the exercise price is includable in the employee's alternative minimum taxable income and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of the Anchor common stock received upon exercise of an Incentive Option is increased by the amount of such excess.

  An optionee will recognize taxable income in the year in which the purchased shares acquired upon exercise of an Incentive Option are sold or otherwise disposed of. For federal tax purposes, dispositions are divided into two categories: (a) qualifying and (b) disqualifying. An optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If an optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

  Upon a qualifying disposition, an optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other disposition of the purchased shares and the exercise price paid for the shares except that for AMT purposes, the gain or loss would be the difference between the amount realized upon the sale or other disposition of the purchased shares and the employee's basis increased as described above. If there is a disqualifying disposition of the shares, then the optionee will generally recognize ordinary income to the extent of the lesser of the difference between the exercise price and (a) the fair market value of the Anchor common stock on the date of exercise, or (b) the amount realized on such disqualifying disposition. Any additional gain recognized upon the disposition will be capital gain. If the amount realized is less than the exercise price, the optionee will, in general, recognize a capital loss. If the optionee makes a disqualifying disposition of the purchased shares, then Anchor will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, to the extent the optionee recognizes ordinary income. In no other instance will Anchor be allowed a deduction with respect to the optionee's disposition of the purchased shares.

  Nonstatutory Options.  No taxable income is recognized by an optionee upon the
  --------------------
grant of a Nonstatutory Option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss equal to the difference between the sales proceeds and the fair market value of the shares on the date of exercise.

       Anchor is entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee on an exercise of a Nonstatutory Option. The deduction will in general be allowed for the taxable year of Anchor in which ordinary income is recognized by the optionee.

  ACCOUNTING TREATMENT

  Under present accounting rules, neither the grant nor the exercise of options issued at fair market value under the 1994 Plan will result in any charge to Anchor's earnings. The grant of an option issued at less than fair market value, on the other hand, would result in a charge to Anchor's earnings equal to the difference between the fair market value of Anchor's common stock on the date of grant and the exercise price of the option. Such a charge would be amortized ratably over the vesting period of the option. In addition, the number of outstanding options under the 1994 Plan may be a factor in determining earnings per share on a fully diluted basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  INTERESTED TRANSACTIONS WITH MANAGEMENT. There are no material transactions since January 1, 1996, or any currently proposed transactions, to which Anchor was or is to be a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent or more shareholder, or any associate of any of the foregoing persons had, or will have, a direct or indirect material interest, except as follows:

       During 1996, Anchor raised $225,000 from five members of the Board of Directors and other qualified investors to supplement its working capital and capital expenditure requirements through the issuance of 10% Subordinated Bridge Notes with Warrant to Purchase Shares of Anchor Common Stock ("Bridge Notes"). The basic terms of the Bridge Notes were: (a) 10% interest per annum, paid in arrears; (b) one year maturity; (c) for every $10,000 principal amount invested the purchaser received a five year warrant to acquire 1,000 shares of Anchor common stock at a purchase price of $1.75 per share; (d) "piggyback" registration rights for three years; and (e) subordination provisions that subordinate the Bridge Notes to Anchor's "Senior Debt" (as defined in the Bridge Notes), except that the Bridge Notes are equal in status to the Debentures issued during 1995, which become due in 1997.

       In February 1997, Anchor offered the purchasers of said Bridge Notes an opportunity to either change the terms of the Warrants underlying the Bridge Notes or to participate in Anchor's new financing, the 1997 Offering (discussed below) by an exchange of the Bridge Notes. The basic terms of these two alternatives are: (a) in lieu of receiving 1,000 warrants to purchase 1,000 shares of Anchor common stock at a purchase price of $1.75 per share for each $10,000 in principal invested, the purchaser would receive 2,000 warrants to purchase 2,000 shares of Anchor common stock at a purchase price of $1.35 per share for each $10,000 in principal invested; or (b) participate in the Offering by exchanging the Bridge Notes and receiving in return (i) interest at the rate of 10% per annum up to the date of conversion; (ii) Anchor common stock in place of the Bridge Notes at a price equal to $0.90 per share; and (iii) five year warrants, equal to the number of shares issued in place of the Bridge Notes, with the right to purchase Anchor's common stock at a purchase price of $0.90 per share. As of March 14, 1997, the majority of the purchasers of said Bridge Notes have indicated to Anchor their decision to change to alternative (a) above.

       In December 1996, Guarantee Life Insurance Company converted all $600,000 of the Series A Debentures it held into 444,444 shares of Anchor's common stock at $1.35 per share. In addition, investors holding $270,000 of the Debentures, including seven members of the Board of Directors, converted their Debentures into 200,000 shares of Anchor's common stock at $1.35 per share. These conversions will save Anchor approximately $85,000 in interest payments, reduce outstanding indebtedness by $870,000 and, in turn, increase shareholder's equity by $870,000. For further information regarding the Series A Debenture and the Debentures, refer to Liquidity and Capital Resources, page 14, in Anchor's Annual Report on Form 10-K for the year ended December 31, 1995.

       During the first quarter of 1997, Anchor began raising additional funds from members of the Board of Directors and other qualified investors through a private offering of common stock with warrants to purchase shares of Anchor common stock (the "1997 Offering"). As of March 14, 1997, Anchor had received $150,000 from said investors with additional commitments outstanding to purchase approximately $200,000 in the 1997 Offering before the end of the second quarter of 1997. Anchor intends to utilize a substantial portion of the proceeds from the 1997 Offering to support current and future working capital needs of Anchor. The basic terms of the 1997 Offering are: (a) 550,000 shares of Anchor common stock available at a purchase price of $0.90 per share; (b) warrants to acquire one share of Anchor common stock for each share purchased at an exercise price of $0.90 per share; (c) five year maturity on warrants; (d) "piggyback" registration rights for three years; and (e) anti-dilution protection for stock splits, stock dividends, recapitalizations and reorganizations. Purchasers of the 1997 Offering, as of March 14, 1997 consist of five members of the Board of Directors.

2.  APPROVAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF
INCORPORATION

       The Board of Directors is seeking stockholder approval to amend Article Fourth of the Company's Certificate of Incorporation to (i) increase the authorized shares of Common Stock from 8,000,000 to 16,000,000 shares, and (ii) increase the authorized shares of Preferred Stock from 500,000 to 2,000,000 shares. This proposal has been unanimously approved by the Board of Directors subject to approval by the stockholders of the Company. If the proposed amendment is authorized, the text of the first paragraph of Article Fourth of the Certificate of Incorporation would be amended to read as follows:

            This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The authorized number of shares of Common Stock is 16,000,000 and the authorized number of shares of Preferred Stock is 2,000,000. The stock, whether Preferred Stock or Common Stock, shall have par value of $.02 per share.

       As of the record date of March 14, 1997, the number of shares of Common Stock and Preferred Stock that were authorized but not outstanding or reserved for issuance are set forth in the table below:

                                                               Available
                          Authorized  Outstanding  Reserved*  for Issuance
                          ----------  -----------  ---------  ------------
       Common Stock        8,000,000    4,496,733  1,138,807     2,364,460

       Preferred Stock       500,000          -0-        -0-       500,000

* Shares may be reserved for issuance upon conversion of outstanding convertible securities, issuance of warrants or for issuance upon exercise of stock options granted pursuant to the 1994 Stock Option Plan.

  REASONS FOR THE PROPOSED AMENDMENT

       The proposed increase in the number of authorized shares of Common Stock and Preferred Stock has been recommended by the Board to assure that an adequate supply of authorized and unissued shares of Common Stock and Preferred Stock is available for general corporate needs, such as raising additional equity capital, financing acquisitions with capital stock, declaring stock splits or stock dividends, or using for future employee benefit plans. Given the number of shares of Common Stock and Preferred Stock currently available for issuance, the Company believes it needs the ability to quickly effect these types of transactions without the delay involved to obtain stockholder approval. Otherwise, the cost, prior notice requirements and delay involved in obtaining stockholder approval when such corporate action may be desirable could eliminate the opportunity to effect the transaction or reduce the expected benefits.

  POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

       If approved by the stockholders, the additional authorized shares of Common Stock and Preferred Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to applicable rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the Company's securities may then be listed), without the delay and expense incident to holding a special meeting of stockholders to consider any specific issuance.

       The additional shares of Common Stock for which authorization is sought will have the same rights and privileges as the other shares of Common Stock presently outstanding. Current holders of Common Stock have no pre-emptive rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. Therefore, the effects of the authorization of additional shares of Common Stock and Preferred Stock may also include dilution of the voting power of currently outstanding shares of capital stock and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding shares of capital stock.

       The additional shares of Preferred Stock for which authorization is sought would become part of the existing authorized and unissued Preferred Stock of the Company. The Company's Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, conversion rights, liquidation and other rights, preferences and limitations that the Board of Directors may from time to time designate. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely dilute the voting power of holders of currently outstanding shares of capital stock and restrict their rights to receive dividends or payments upon liquidation of the Company.

       In addition, the Board of Directors could use the additional authorized but unissued shares of Common Stock and Preferred Stock to create impediments to a takeover or a change of control of Anchor. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt. The increase in authorized stock could also have the effect of discouraging an attempt by a third party to acquire control of the Company, through the acquisition of a substantial number of shares, since the issuance of any shares could be used to dilute the stock ownership of shares of Anchor's voting stock held by such third party. The Board also could use a portion of the additional shares of Common Stock for a shareholder rights plan that could make a change in control of the Company more difficult or costly and therefore less likely. Accordingly, an effect of the increase in the number of authorized shares of Common Stock and Preferred Stock may be to deter a future takeover attempt. The proposed amendment to the Certificate of Incorporation, however, is not the result of any specific effort to obtain control of the Company, and the Company has no present intention to use the increased shares of authorized Common Stock or Preferred Stock for a shareholder rights plan or other anti-takeover purposes.

       The affirmative vote of holders of a majority of the voting power of the outstanding shares of Common Stock is required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    On April 26, 1996, Anchor dismissed the firm of Ernst & Young LLP ("Ernst & Young"), which had been the independent auditors for Anchor, and approved the engagement of Odenberg, Ullakko, Muranishi & Co. ("Odenberg") as Anchor's independent auditors. The dismissal of Ernst & Young was recommended by Anchor's Audit Committee and approved by Anchor's Board of Directors based solely on the fact that the engagement of Odenberg would likely result in substantial cost savings.

    The reports of Ernst & Young on the financial statements of Anchor did not contain any adverse opinion or disclaimer of opinion or any qualification as to uncertainty, audit scope, or accounting principles, except for the audit report dated March 3, 1995, and on the December 31, 1994 financial statements, which included an explanatory paragraph describing a lawsuit which had been filed against Anchor and for which the ultimate liability could not be determined at that time. Subsequently, the litigation matter was favorably resolved for an immaterial amount. There were no disagreements between Anchor and Ernst & Young on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreement in its report. Ernst & Young furnished Anchor with a letter stating that it agrees with the statements made in this paragraph. A copy of Ernst & Young's letter was filed as Exhibit 16 to Anchor's Form 8-K dated April 26, 1996.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE APPOINTMENT OF ODENBERG AS INDEPENDENT AUDITORS TO AUDIT THE FINANCIAL STATEMENTS OF ANCHOR FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AND THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 1997.

  Audit services of Odenberg during the last fiscal year included the examination of the consolidated financial statements of Anchor and services related to filings with the SEC and other regulatory bodies.

  A representative of Odenberg is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she so desires. Moreover, he or she will be available to respond to appropriate questions from the stockholders. A favorable vote of a majority of the shares present and voting at the Annual Meeting is required to ratify the appointment of Odenberg.

ANNUAL REPORT AND FINANCIAL STATEMENTS

  The 1996 Annual Report of Anchor, which includes its audited financial statements for the fiscal year ended December 31, 1996, has accompanied or preceded this Proxy Statement.

  As of the date of this Proxy Statement, the Board of Directors is not informed of any matters, other than the election of directors and ratification of the appointment of Odenberg as independent auditors of Anchor, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

                       ANCHOR PACIFIC UNDERWRITERS, INC.
Proxy            ANNUAL MEETING OF STOCKHOLDERS -- MAY 13, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints James R. Dunathan and Earl Wiklund and each of them as proxies for the undersigned, with full power of substitution to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged, and according to their discretion on all other matters that may be properly presented for action at the Annual Meeting of Stockholders of Anchor Pacific Underwriters, Inc. to be held on Tuesday, May 13, 1997, and at any adjournment(s) or postponement(s) thereof. The above named proxyholders are hereby granted discretionary authority to cumulate votes represented by the shares covered by this Proxy in the election of Directors. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person. If properly executed, this proxy shall be voted in accordance with the instructions given. TO THE EXTENT NO DIRECTIONS ARE GIVEN, THE PROXYHOLDERS WILL VOTE FOR PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXYHOLDERS ON OTHER MATTERS WHICH MAY PROPERLY BE PRESENTED AT THE MEETING.

1. ELECTION OF DIRECTORS:
   [_] FOR all nominees listed below      [_] WITHHOLD AUTHORITY to vote for all
       (except as marked to the               nominees listed below
       contrary below)

    James R. Dunathan, Earl Wiklund, Audie J. Dudum, Steven A. Gonsalves,
         Lawrence A. Hayes, R. William MacCullough, Donald B. Putnam, Michael R. Sanford, Gordon M. Silverstein and James P. Wieking.

(Instruction: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list above.)

2. PROPOSAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION to (i) increase the authorized shares of common stock from 8,000,000 to 16,000,000 shares, and (ii) increase the authorized shares of preferred stock from 500,000 to 2,000,000 shares.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI & CO. as the independent auditors of Anchor.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN




MARK HERE FOR ADDRESS
CHANGE AND NOTE BELOW


                                             Please sign exactly as the name
                                             or names appear in this proxy. If
                                             the stock is issued in the name
                                             of two or more persons, all of
                                             them should sign the proxy. A
                                             proxy executed by a corporation
                                             should be signed in its name by
                                             an authorized officer. Executors,
                                             administrators and trustees so
                                             indicate when signing.

                                             Date:
                                                  ----------------------- , 1997

                                             ----------------------------------

                                             ----------------------------------
                                               Signature(s) of Stockholder(s)

   PLEASE MARK, SIGN, DATE AND RETURN THIS
   PROXY CARD PROMPTLY USING THE ENCLOSED
         POSTAGE PRE-PAID ENVELOPE.